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                                                                      EXHIBIT 12
                        VANGUARD CELLULAR SYSTEMS, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
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                                                                                                            THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                          MARCH 30,
                                                 1990        1991        1992        1993        1994        1994       1995
Earnings:
  Net Loss..................................   $(29,312)   $(32,713)   $(26,659)   $(18,998)   $(22,347)    $(3,055)   $(7,157)
  Add/(deduct):
     Extraordinary item.....................         --          --          --       3,715       8,402          --         --
     Minority interest......................       (359)       (309)       (304)        154         153          (5)        23
     Interest expense.......................     19,754      19,292      16,177      15,389      22,126       3,984      8,574
                                                 (9,917)    (13,730)    (10,786)        260       8,334         924      1,440
Fixed Charges (1):
  Interest expense..........................     19,754      19,292      16,177      15,389      22,126       3,984      8,574
  Capitalized interest......................      1,046         716         188         188         684         224        248
                                                 20,800      20,008      16,365      15,577      22,810       4,208      8,822
  Fixed charges in excess of earnings.......   $(30,717)   $(33,738)   $(27,151)   $(15,317)   $(14,476)    $(3,284)   $(7,382)
Ratio (2)...................................       (N/A)       (N/A)       (N/A)       (N/A)       (N/A)       (N/A)      (N/A)
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(1) The Company has no shares of preferred stock outstanding.
(2) Earnings for all periods were inadequate to cover fixed charges.